UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

☒ Filed by the Registrant                ☐ Filed by a Party other than the Registrant

Check	the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Gulfport Energy Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with written preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

14313 North May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

NOTICE OF 2009 ANNUAL STOCKHOLDERS MEETING and PROXY STATEMENT Wednesday June 10, 2009 10 a.m. local time 14313 N. May Avenue, Suite 100, Oklahoma City, Oklahoma 73134

April     , 2009

Dear Gulfport Energy Corporation Stockholder:

On behalf of your board of directors and management, you are cordially invited to attend the Annual Meeting of Stockholders to be held at 14313 N. May Avenue, Suite 100, Oklahoma City, Oklahoma 73134 on Wednesday, June 10, 2009, at 10 a.m.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card in the accompanying envelope. Please note that submitting a proxy will not prevent you from attending the meeting and voting in person.

You will find information regarding the matters to be voted on at the meeting in the enclosed proxy statement. Our 2008 Annual Report to Stockholders is either enclosed with these materials or has previously been mailed to you. This proxy statement and our 2008 Annual Report to Stockholders are also available on our website at www.gulfportenergy.com/proxy and www.gulfportenergy.com/annualreport, respectively.

In addition to the formal items of business to be brought before the meeting, there will be a report on our operations, followed by a question and answer period. Your interest in Gulfport Energy Corporation is appreciated. We look forward to seeing you on June 10, 2009.

Sincerely,

	James D. Palm	Mike Liddell
	Chief Executive Officer	Chairman of the Board

GULFPORT ENERGY CORPORATION

14313 North May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 10, 2009

To our Stockholders:

The Annual Meeting of Stockholders of Gulfport Energy Corporation will be held on June 10, 2009 at 10 a.m., local time, at 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134, for the following purposes:

1.	To elect five directors to serve until the Company’s 2010 Annual Meeting of Stockholders;

2.	To approve an amendment to the Company’s restated certificate of incorporation to increase the total number of authorized shares of common stock from 55,000,000 shares to 100,000,000 shares.

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Your vote is important. Please carefully consider the proposals and vote in one of these ways:

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope; or

•	Submit a ballot at the Annual Meeting.

Only stockholders of record at the close of business on April 20, 2009 or their proxy holders may vote at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2009: This proxy statement and the Company’s 2008 Annual Report to Stockholders are available on the Company’s website at www.gulfportenergy.com/proxy and www.gulfportenergy.com/annualreport, respectively.

By Order of the Board of Directors,

Michael G. Moore

Chief Financial Officer and Secretary

This notice and proxy statement are first being mailed to stockholders on or about May 6, 2009.

GULFPORT ENERGY CORPORATION

14313 North May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

PROXY STATEMENT

i

About the Annual Meeting

Who is soliciting my vote?

The board of directors of Gulfport Energy Corporation, which we refer to as “Gulfport,” the “Company” and “we” in this proxy statement, is soliciting your vote at the 2009 Annual Meeting of Stockholders.

What am I voting on?

You are voting on:

•	The election of directors (see page 6);

•	The amendment of the Company’s restated certificate of incorporation to increase the total number of authorized shares of common stock from 55,000,000 shares to 100,000,000 shares (see page 32);

•	The ratification of Grant Thornton LLP as our independent auditors for 2009 (see page 34); and

•	Any other business properly coming before the meeting.

How does the board of directors recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. The board of directors’ recommendation can be found with the description of each item in this proxy statement. In summary, the board of directors recommends a vote:

•	FOR the proposal to elect nominated directors;

•

FOR the proposal to approve the amendment to the Company’s restated certificate of incorporation to increase the total number of authorized shares of common stock from 55,000,000 shares to 100,000,000 shares; and

•	FOR the proposal to ratify Grant Thornton LLP as the Company’s independent auditors for 2009.

Who is entitled to vote?

You may vote if you were the record owner of our common stock as of the close of business on April 20, 2009. Each share of common stock is entitled to one vote. As of April 20, 2009, we had 42,657,485 shares of common stock outstanding and entitled to vote, excluding 74,586 shares of our restricted common stock granted under our Amended and Restated 2005 Stock Incentive Plan. There is no cumulative voting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to hold our meeting, holders of a majority of the voting power of our outstanding shares of common stock as of the close of business on April 20, 2009 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote. No broker may vote your shares on the proposal to approve the amendment to our restated certificate of incorporation to increase the total number of authorized shares of common stock from 55,000,000 to 100,000,000 shares without your specific instructions.

How many votes are needed to approve each of the proposals?

The five nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors. This is called plurality voting. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares FOR all the nominees for director named in this proxy statement.

Approval of the amendment to our restated certificate of incorporation to increase the total number of authorized shares of our common stock from 55,000,000 to 100,000,000 requires the affirmative “FOR” vote of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions will have the same effect as negative votes in determining whether this proposal was approved by the stockholders. Broker non-votes, however, will not be counted for voting purposes and will have no effect on the result of the vote on this proposal.

All other proposals require the affirmative “FOR” vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Only votes for or against such other proposals will be counted as votes cast. Abstentions and broker non-votes will not be counted for voting purposes and will have no effect on the result of the vote on such other proposals.

How do I vote?

You can vote either in person at the meeting or by proxy without attending the meeting.

To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting, and you hold your stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?

Yes. You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	Signing another proxy card with a later date and returning it to us prior to the meeting;

•	Sending our Corporate Secretary a written document revoking your earlier proxy; or

•	Voting again at the meeting.

Who counts the votes?

We have hired Computershare Trust Company, N.A., our transfer agent, to count the votes represented by proxies cast by mail or ballot. Employees of Computershare Trust Company, N.A. will act as inspectors of election.

Will my vote be confidential?

Yes. As a matter of Company policy, proxies, ballots and voting tabulations that identify individual stockholders are treated as confidential. Only the tabulation agent and the inspectors of election have access to your vote. Directors and employees of the Company may see your vote only if there is a contested proxy solicitation, as required by law or in certain other special circumstances.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.

If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. The election of directors and the ratification of Grant Thornton LLP as our independent auditors for 2009 are considered routine matters. For matters not considered “routine,” if you do not give your broker instructions on how to vote your shares, the broker will return the proxy card without voting on that proposal. This is a broker non-vote. The approval of the amendment to the Company’s restated certificate of incorporation to increase the total number of authorized shares of common stock is not considered routine. As a result, no broker may vote your shares on the proposed amendment to our restated certificate of incorporation without your specific instructions.

How are votes counted?

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For any other proposal, including the approval of the amendment to our restated certificate of incorporation to increase the total number of authorized shares of our common stock and the ratification of Grant Thornton LLP as our independent auditors for 2009, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

What if I return my proxy but don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted FOR the director nominees listed on the card, FOR the approval of the amendment to our restated certificate of incorporation to increase the total number of authorized shares of our common stock and FOR the ratification of Grant Thornton LLP as our independent auditors for 2009.

Could other matters be decided at the Annual Meeting?

We have not received any stockholder proposals and are not aware of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment.

Who can attend the meeting?

The Annual Meeting is open to all holders of our common stock.

What do I need to bring to attend the Annual Meeting?

You will need proof of ownership of our common stock to enter the meeting. If your shares are in the name of your broker or bank or other nominee, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN SHARES OF OUR STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

How can I access the Company’s proxy materials and annual report electronically?

This proxy statement and the Company’s 2008 Annual Report to Stockholders are available on the Company’s website at www.gulfportenergy.com/proxy and www.gulfportenergy.com/annualreport, respectively.

Board of Directors Information

What is the makeup of the board of directors and how often are the members elected?

Our board of directors consists of five members who are elected annually. The majority of these directors are independent under the Nasdaq listing standards.

What if a nominee is unable or unwilling to serve?

That is not expected to occur. If it does, shares represented by proxies will be voted for a substitute nominated by the board of directors.

How are directors compensated?

Our policy adopted in the second quarter of 2007 is that members of our board of directors who are also our officers or employees do not receive compensation for their services as directors.

Equity Compensation

We provide our non-employee directors with equity compensation under our Amended and Restated 2005 Stock Incentive Plan. Our current non-employee directors are Donald L. Dillingham, Scott E. Streller and David L. Houston. In March 2008, we granted 6,666 shares of our restricted common stock to Mr. Dillingham in connection with his appointment to our board of directors in November 2007, of which 740 shares vested on April 1, 2008 and the remaining shares vest in 36 substantially equal monthly installments beginning on May 1, 2008. No equity grants were made to any of our other non-employee directors in 2008. Further details regarding our director compensation in 2008 are set forth under the heading “Director Compensation” below.

Cash Compensation

In 2008, we paid our non-employee directors a monthly retainer of $1,000 and a per meeting in-person attendance fee of $500 and reimburse all ordinary and necessary expenses incurred by non-employee directors in the conduct of our business. In March 2008, the compensation committee of our board of directors, following its review of the compensation survey prepared by an outside consultant, determined that committee members and chairpersons commit substantially more time than other board members. As a result, the compensation committee determined that effective April 1, 2008, in addition to the fees described above, each committee member of our board of directors will receive $3,000 per year for his service on each committee. However, if a director serves as the committee chairman, he will receive $4,500 per year per committee. No changes to the cash compensation structure for our non-employee directors have been made in 2009.

Insurance and Indemnification Contracts

We provide liability insurance for our directors and officers at a current annual cost of approximately $285,000 and have contractual indemnification arrangements with our directors and certain of our officers under which we agree, in certain circumstances, to compensate them for costs and liabilities incurred in actions brought against them while acting as directors or officers of the Company.

How often did the board of directors meet in 2008?

The board of directors met six times in 2008. In addition to these meetings, the board of directors adopted resolutions by unanimous written consent. Each director attended at least 75% of the aggregate meetings of the board of directors and the meetings of the committees on which he served.

Election of Directors and Director Biographies

(Proposal 1 on the Proxy Card)

Who are this year’s nominees?

The directors standing for election this year to hold office until the 2010 Annual Meeting of Stockholders and until each such director’s successor is elected are:

MIKE LIDDELL, age 55. Mr. Liddell has served as a director of our company since July 1997 and as Chairman of the Board of our company since July 1998. Mr. Liddell served as Chief Executive Officer of our company from April 1998 to December 2005 and President of our company from July 2000 to December 2005. In addition, Mr. Liddell served as Chief Executive Officer of DLB Oil & Gas, Inc., a publicly held oil and natural gas company, from October 1994 to April 1998, and as a director of DLB Oil & Gas from 1991 through April 1998. From 1991 to 1994, Mr. Liddell was President of DLB Oil & Gas. From 1979 to 1991, he was President and Chief Executive Officer of DLB Energy. Mr. Liddell served as a director of Bronco Drilling Company, Inc., a provider of contract land drilling services, from May 2005 until August 2008 and as its Chairman of the Board from May 2005 until August 2007. Mr. Liddell has served as Chairman of the Board of Windsor Energy Group, LLC and Great White Energy Services, LLC since December 2005 and November 2006, respectively, and served as Chairman of the Board of Diamondback Energy Services, Inc. from November 2006 until December 2008. Mr. Liddell received a Bachelor of Science degree in education from Oklahoma State University.

DONALD DILLINGHAM, age 46. Mr. Dillingham has served as a director of our company since November 2007. Since August 2001, Mr. Dillingham has served as the Senior Portfolio Manager for Avondale Investments, LLC and Merit Advisors, Inc., each of which is a registered investment advisor. Mr. Dillingham is currently the Senior Portfolio Manager for two mutual funds, a member of the investment committee of Merit Advisors, Inc. and the Vice-President/Treasurer of the Merit Advisors Investment Trust. From August 2002 to December 2004, Mr. Dillingham served as an adjunct professor of finance at the University of Oklahoma. From April 1998 to August 2001, Mr. Dillingham served as Senior Vice President, portfolio manager and state director for J.P. Morgan Investment Management. From March 1996 to April 1998, Mr. Dillingham served American Express as the state director responsible for managing the financial planning services and product sales for the state of Oklahoma. From May 1994 to December 1996, Mr. Dillingham worked for Bank of America as Vice-President of Investment Banking. Mr. Dillingham began his career in the finance industry with Stifel, Nicolaus as a fixed income analyst, risked based market maker and sales manager from August 1984 to may 1994. Mr. Dillingham received a Bachelors of Business and Administration in Accounting from the University of Oklahoma and his Masters of Business and Administration in Finance from Oklahoma City University. Mr. Dillingham is a Chartered Financial Analyst, a Certified Public Accountant and a Certified Financial Planner.

DAVID L. HOUSTON, age 56. Mr. Houston has served as a director of our company since July 1998. Since 1991, Mr. Houston has been the principal of Houston & Associates, a firm that offers life and disability insurance, compensation and benefits plans and estate planning. Mr. Houston has served as a director of Bronco Drilling Company since May 2005. Prior to 1991, Mr. Houston was President and Chief Executive Officer of Equity Bank for Savings, F.A., an Oklahoma-based savings bank. Mr. Houston served on the board of directors and executive committee of Deaconess Hospital, Oklahoma City, Oklahoma, from January 1993 until December 2008 and is the former chair of the Oklahoma State Ethics Commission and the Oklahoma League of Savings Institutions. Mr. Houston received a Bachelor of Science degree in business from Oklahoma State University and a graduate degree in banking from Louisiana State University.

JAMES D. PALM, age 64. Mr. Palm has served as a director of our company since February 2006 and as Chief Executive Officer of our company since December 2005. Prior to joining our company, Mr. Palm pursued oil and gas investments primarily in Oklahoma, the Texas Panhandle and Kansas as the manager and owner of Crescent

Exploration, LLC, a company he founded in 1995. Mr. Palm currently serves as a member of the Industry Advisory Committee of the Oklahoma Corporation Commission. From October 2001 through October 2003, Mr. Palm served as the Chairman of the Oklahoma Energy Resources Board. From 1997 through 1999, Mr. Palm served as the President of the Oklahoma Independent Petroleum Association. Mr. Palm received a Bachelor of Science degree in Mechanical Engineering in 1968, and a Masters in Business Administration in 1971, both from Oklahoma State University.

SCOTT E. STRELLER, age 41. Mr. Streller has served as a director of our company since August 2006. Since April 1993, Mr. Streller has operated an insurance agency for Farmer’s Insurance and Farmer’s Financial Solutions. Mr. Streller received a Master’s degree in Athletic Administration from Oklahoma State University and a Bachelor of Business Administration degree in Business Management from the University of Central Oklahoma.

What does the board of directors recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE DIRECTORS

What are the committees of the Board?

Our board of directors has the following committees:

Committee	Members	Principal Functions	Number of Meetings in 2008
Audit	David L. Houston* Donald L. Dillingham Scott E. Streller

•     Reviews and discusses with management and the independent auditors the integrity of our accounting policies, internal controls, financial statements, accounting and auditing processes and risk management compliance.

•     Monitors and oversees our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent auditor.

•     Monitors our compliance with legal and regulatory requirements.

•     Establishes procedures for the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•     Reviews and approves related party transactions.

•     Appoints, determines compensation, evaluates and terminates our independent auditors.

•     Pre-approves audit and permissible non-audit services to be performed by the independent auditors.

•     Prepares the report required by the SEC for the inclusion in our annual proxy statement.

•     Reviews and reassesses the adequacy of the audit committee charter on a periodic basis.

6
Compensation	Scott E. Streller David L. Houston*

•     Oversees and administers our executive compensation policies, plans and practices.

•     Assists the board of directors in discharging its responsibilities relating to the compensation of our executives, including our chief executive officer, and other key employees.

•     Administers our equity-based compensation plans, including the grants of stock options, restricted stock awards and other equity awards under such plans.

•     Makes recommendations to the board with respect to incentive compensation.

•     Conducts annual performance evaluation of the committee.

•     Reviews disclosure related to executive compensation in our proxy statement.

•     Reviews and reassesses the adequacy of the compensation committee charter.

3

Committee	Members	Principal Functions	Number of Meetings in 2008
Nominating	Donald L. Dillingham David L. Houston Scott E. Streller*

•     Assists the board of directors in developing criteria for, identifying and evaluating individuals qualified to serve as members of our board of directors.

•     Selects and recommends director candidates to the board of directors to be submitted for election at the Annual Meeting and to fill any vacancies on the board of directors.

•     Periodically reviews and makes recommendations regarding the composition and size of the board of directors and each of its committees.

•     Reviews and recommends to the board of directors appropriate corporate governance polices and procedures for our company.

•     Conducts an annual assessment of the qualifications and performance of the Board.

•     Annually reviews and reports to the board of directors on the performance of management.

•     Reviews and reassesses the adequacy of the nominating committee charter.

1

* Committee Chairperson

Do the committees have written charters?

Yes. The charters for our Audit Committee, Compensation Committee and Nominating Committee can be found on our website at www.gulfportenergy.com under the “Corporate Governance” caption. You may also obtain copies of these charters, as well as our Code of Business Conduct and Ethics, which is described below, by writing to our Corporate Secretary, Michael G. Moore, at Gulfport Energy Corporation, 14313 N. May Avenue, Suite 100, Oklahoma City, Oklahoma 73134.

Corporate Governance Matters and Communications with the Board

Who are our independent directors?

The board of directors has determined that Donald L. Dillingham, David L. Houston and Scott E. Streller meet the standards regarding independence set forth in the Nasdaq listing standards and are free of any material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).

Our board of directors has determined that each member of the Audit Committee is independent for purposes of serving on such committee under the Nasdaq listing standards and applicable federal law. In addition, our board of directors has determined that each current member of the Audit Committee is financially literate under the Nasdaq listing standards and that each of Mr. Houston, who serves as the Chairman of the Audit Committee, and Mr. Dillingham qualifies as the “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.

Our board of directors has also determined that each member of the Compensation Committee and the Nominating Committee meets the independence requirements applicable to those committees under the Nasdaq rules. In addition, our board of directors determined that each member of our compensation committee is an “outside director” in accordance with Section 162(m) of the Internal Revenue Code and a “non-employee director” in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Do our non-management directors meet separately without management?

Our non-management directors have the opportunity to meet in an executive session following each regularly scheduled meeting of the board of directors. During 2008, our non-management directors met in an executive session on November 26, 2008.

How can I communicate with the board of directors?

Individuals may communicate with our board of directors or individual directors by writing to our Corporate Secretary, Michael G. Moore, at Gulfport Energy Corporation, 14313 N. May Avenue, Suite 100, Oklahoma City, Oklahoma 73134. Our Corporate Secretary will review all such correspondence and forward to our board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, relates to the functions of our board of directors or the compensation committee thereof or that he otherwise determines requires their attention. Directors may review a log of all such correspondence received by us and request copies. Concerns relating to accounting, internal control over financial reporting or auditing matters will be immediately brought to the attention of the chairman of the audit committee and handled in accordance with the audit committee procedures established with respect to such matters.

Do directors attend the Annual Meeting?

Recognizing that director attendance at our Annual Meeting can provide our stockholders with an opportunity to communicate with directors about issues affecting the Company, we actively encourage our directors to attend the Annual Meeting of Stockholders. Directors Liddell, Palm, Houston, Streller and Dillingham attended the 2008 Annual Meeting of Stockholders.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics designed to help directors and employees resolve ethical issues. Our Code of Business Conduct and Ethics applies to all directors and employees, including the Chief Executive Officer, the Chief Financial Officer and all senior financial officers. Our Code of Business Conduct and Ethics covers various topics including, but not limited to, conflicts of interest, fair dealing, discrimination and harassment, confidentiality, compliance procedures and employee complaint procedures. Our Code of Business Conduct and Ethics is posted on our website under the “Investor Relations—Corporate Governance” caption.

Nominating Process For Directors

The Nominating Committee is comprised of three non-employee directors, all of whom are independent under Nasdaq listing standards. The Committee identifies, investigates and recommends to our board of directors candidates with the goal of creating a balance of knowledge, experience and diversity. Generally, the committee identifies candidates through the personal, business and organizational contacts of the directors and management.

Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of our board of directors and the evolving needs of our stockholders’ businesses. It is the policy of our board of directors that at all times at least a majority of its members meets the standards of independence promulgated by Nasdaq and the Securities and Exchange Commission, or the SEC, and that all members reflect a range of talents, ages, skills, diversity and expertise, particularly in the areas of accounting and finance, management, leadership and oil and gas related industries sufficient to provide sound and prudent guidance with respect to our stockholders’ operations and interests. We also require that the members of our board of directors be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending all meetings of the board of directors and applicable committee meetings.

Our board of directors will consider stockholder nominations for director candidates upon written submission of such recommendation to our Corporate Secretary along with, among other things, the nominee’s qualifications and certain biographical information regarding the nominee, such nominee’s written consent to serving as a director if elected and being named in the proxy or information statement and certain information regarding the status of the stockholder submitting the recommendation, all in the manner required by our amended and restated bylaws and the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by our board of directors at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to our board of directors.

Our board of directors may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, our board of directors will seek to achieve a balance of knowledge, experience and capability on the board. Our board of directors uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by current board members, professional search firms and other persons. After completing its evaluation, our board of directors approves the final slate of director nominees.

Our Nominating Committee approved the director nominees submitted for election at this Annual Meeting.

Audit Committee Report

The Audit Committee is responsible for providing independent, objective oversight for the integrity of the Company’s financial reporting process and internal control system. Other primary responsibilities of the Audit Committee include the review, oversight and appraisal of the qualifications, independence and audit performance of the Company’s independent registered public accounting firm and providing an open venue for communication among the independent registered public accounting firm, financial and senior management, our internal auditors and the board of directors of the Company. A more detailed description of the responsibilities of the Audit Committee is set forth in its written charter, which is posted on our website at www.gulfportenergy.com. The following report summarizes certain of the Audit Committee’s activities with respect to its responsibilities during 2008.

Review with Management and Independent Registered Public Accounting Firm. The Audit Committee has reviewed and discussed with management and Grant Thornton LLP, an independent registered public accounting firm, the audited consolidated financial statements of the Company for the year ended December 31, 2008.

Controls and Procedures. Management has established and maintains a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by our Company in the reports that we file or submit under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and includes controls and procedures designed to provide reasonable assurance that information required to be disclosed by us in those reports is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. As of December 31, 2008, management conducted an evaluation of our disclosure controls and procedures. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective to provide reasonable assurance that the information required to be disclosed by us in the reports we file or submit under the Securities and Exchange Act, as amended, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Audit Committee discussed with management and Grant Thornton LLP the quality and adequacy of the Company’s disclosure controls and procedures.

Management has also established and maintains a system of internal controls over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. These internal controls are designed to provide reasonable assurance that the reported financial information is presented fairly, that disclosures are adequate and that the judgments inherent in the preparation of financial statements are reasonable. Management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on management’s evaluation under the framework in Internal Control—Integrated Framework, management concluded that our internal control over financial reporting was effective as of December 31, 2008, as discussed in more detail in Management’s Report on Internal Control Over Financial Reporting, which was included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 16, 2009. Our internal control over financial reporting as of December 31, 2008 has been audited by Grant Thornton LLP, as stated in its attestation report, which was included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 16, 2009. The Audit Committee reviewed and discussed with management and Grant Thornton LLP the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Discussions with Independent Auditing Firm. The Audit Committee has discussed with Grant Thornton LLP, independent auditors for the Company, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company

Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with that firm its independence from the Company.

Recommendation to the board of directors. Based on its review and discussions noted above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

THE AUDIT COMMITTEE

David L. Houston, Chairman

Donald L. Dillingham

Scott E. Streller

Executive Officers

The following table sets forth the name, age and positions of each of our executive officers as of the record date:

Name	Age	Position
Mike Liddell	55	Chairman of the Board and Director
James D. Palm	64	Chief Executive Officer, Director
Michael G. Moore	52	Vice President, Chief Financial Officer and Secretary

Biographical information for each of Messrs. Liddell and Palm is set forth in this proxy statement under the heading “Election of Directors and Director Biographies.”

MICHAEL G. MOORE. Mr. Moore has served as Vice President and Chief Financial Officer of our company since July 2000. From May 1998 through July 2000, Mr. Moore served as Vice President and Chief Financial Officer of Indian Oil Company. From September 1995 through May 1998, Mr. Moore served as Controller of DLB Oil & Gas. Prior to that, Mr. Moore served as Controller of LEDCO, Inc., a Houston based gas marketing company. Mr. Moore received both his Bachelor of Business Administration degree in finance and his Masters in Business Administration from the University of Central Oklahoma.

Executive Compensation

Compensation Discussion And Analysis

Compensation Practices

Until the end of 2007, all compensation decisions for our Chief Executive Officer and our Chief Financial Officer (other than decisions relating to our equity compensation plans) were made by our Chairman of the Board. Our Chairman of the Board has been compensated as provided in his employment agreement with our company, which was effective as of June 1, 1999. Although our board of directors established a compensation committee effective as of February 14, 2006, until the end of 2007, the role of the compensation committee was limited, as we relied on the “controlled company” exemption and applicable transition rules provided by the Nasdaq listing standards. The compensation committee is currently composed entirely of independent directors. Since the end of 2007, the compensation committee has been primarily responsible for establishing, implementing and monitoring our compensation programs, including those applicable to our executive officers. In particular, the compensation committee’s current role is to oversee, on behalf of our board of directors, our compensation and benefit plans and policies, administer our stock plans (including reviewing and approving equity grants to directors and executive officers) and review and approve annually all compensation decisions relating to our Chief Executive Officer and make recommendations to our board of directors and Chairman of the Board with respect to other executive officer compensation. The compensation committee meets at least annually to review executive compensation programs, approve compensation levels, consider performance targets, review management performance and administer our equity-based compensation plans. The compensation committee operates in accordance with its charter, adopted effective as of February 14, 2006, which sets forth its powers and responsibilities described in more detail under the “Corporate Governance—Compensation Committee.”

Compensation Philosophy and Objectives

The objectives of our compensation program are to:

•	attract and retain key executives;

•	align the interests of our executives with those of our stockholders; and

•	motivate and reward individual performance and contributions.

Compensation Benchmarking

In the fall of 2007, the compensation committee engaged Equilar, an outside consultant, to perform a compensation survey, based on the available compensation data for fiscal 2006, which survey included the following industry peer companies: Arena Resources Inc., Brigham Exploration Company, Carrizo Oil & Gas, Inc., Chesapeake Energy Corporation, Continental Resources Inc., Devon Energy Corporation, Edge Petroleum Corporation, Energy Partners LTD, Goodrich Petroleum Corporation, Quest Resources Corporation, Ram Energy Resources Inc., Stone Energy Corporation and Swift Energy Company. Following its review of the survey and taking into account (i) the adjustments made with respect to 2007 compensation of our named executive officers and (ii) the difference in duties performed by our named executive officers as compared to duties performed by their counterparts at the peer group companies, the compensation committee determined that the compensation of our Chairman of the Board and our Chief Executive Officer for fiscal 2008 was reasonable as compared to similarly situated executives at peer group companies. The compensation committee further recommended that our Chairman of the Board and our Chief Executive Officer review other executive compensation for fiscal 2008 for reasonableness and competitiveness. In November 2008, the compensation committee reviewed and considered the 2009 compensation packages for our Chairman of the Board, Chief Executive Officer and Chief

Financial Officer, taking into consideration their 2007 and 2008 compensation packages and the compensation survey prepared by Equilar in the fall of 2007. The compensation committee did not engage an outside consultant during 2008 and relied on data contained in the 2007 Equilar report for purposes of making compensation determinations for 2009. In making compensation determinations for 2009, the compensation committee considered the following factors: Company performance during fiscal 2008, value the executives bring to the Company, market trends, economic climate, experience, leadership and employee retention.

Compensation Policy

The key elements of our compensation program are salary, annual bonus and long-term incentive compensation. We use these elements to meet our compensation objectives as follows:

•

Attract and retain key executives. We believe that to attract and retain talented executives, we must offer compensation that is competitive. We also believe that our Chairman of the Board, Mike Liddell, our Chief Executive Officer, James D. Palm, and our Chief Financial Officer, Michael G. Moore, are critical to the long-term success of our company. To facilitate the retention of our Chairman of the Board and our Chief Executive Officer, we entered into an employment agreement with Mr. Liddell in May of 1999 and into an oral agreement with Mr. Palm with respect to their respective compensations and benefits. We believe that the terms of these agreements are reasonable as compared to similarly situated executives at peer group companies.

•

Align the interests of our executives with those of our stockholders. In the past, we used both options and restricted stock awards to provide long-term incentive compensation and to align the financial interests of our executives with those of our stockholders. In 2008, the compensation committee granted only restricted stock awards as part of our long-term incentive compensation. For more details, see “Stock Options” and “Restricted Stock Awards” below. It is anticipated that in the future the compensation committee will continue to structure our long-term incentive compensation in the form of restricted stock awards. For a discussion of the Company’s long-term incentive policy, see “Long Term Incentive Compensation” below.

•

Stock Options. Stock options represent the right of an option holder to buy shares of our common stock at an exercise price equal to the market value of our common stock on the date of grant. Under our outstanding stock options, the right to buy underlying shares generally vests in 36 substantially equal monthly installments from the date of grant, except that certain options vest in five substantially equal annual installments beginning on the first anniversary of the date of grant. We awarded these stock options in order to align compensation with company performance as the options become valuable to the executive only if the stock price increases from the date of grant. Also, stock options require a long-term commitment by executives to realize the appreciation potential of the options.

•

Restricted Stock Awards. Restricted stock granted to our executive officers prior to 2008 generally vests in 36 substantially equal monthly installments. In December 2008, the compensation committee granted a restricted stock award of 66,667 shares of restricted common stock to our Chief Executive Officer under our Amended and Restated 2005 Stock Incentive Plan. Of this amount, 5,556 shares vested on December 17, 2008 and the remaining shares vest in 11 substantially equal quarterly installments beginning on March 18, 2009. No other executive officers received any equity awards in 2008. Restricted stock awards ensure that our executives have a continuing stake in the long-term success of our company as the value of the award will depend on the stock price at the time of vesting.

•

Motivate and reward individual performance and contributions. The Company’s evaluation of the individual performance of each executive officer affects most aspects of the executive’s compensation. Individual performance and level of responsibility are considered in determining an executive’s annual salary, and are important factors in deciding discretionary bonuses and equity awards.

Compensation Components

Base Salary

Salaries for our Chairman of the Board and our Chief Executive Officer are provided in their respective agreements described in more detail under the heading “Employment Agreements” below. The annual base salary for our Chairman of the Board is increased annually in an amount equal to any increase in the cost of living as determined in accordance with his employment agreement. The respective salaries for our Chief Executive Officer and Chief Financial Officer for 2008 were determined by our compensation committee and our Chairman of the Board, respectively. With respect to the 2008 salaries of our Chief Executive Officer and our Chief Financial Officer, the various factors considered included the recommendation of our Chairman of the Board, the compensation of executive officers of comparable companies within the oil and natural gas industry, the performance of such executive officer and changes in responsibilities, the experience, leadership and potential future contributions to the Company and, in the case of our Chief Executive Officer, his oral employment agreement with the Company. In the future, we anticipate that the compensation committee will review the base salaries of our named executive officers on an annual basis, subject to the terms of any employment agreements that we may have with our named executive officers, and will consider similar factors, as well as the recommendation of our Chairman of the Board with respect to base salaries of other named executive officers. During 2008, the annual base salaries for our Chairman of the Board, our Chief Executive Officer and our Chief Financial Officer were $260,585, $225,000 and $300,000, respectively.

In November 2008, the compensation committee reviewed and considered salaries for our Chairman of the Board, Chief Executive Officer and Chief Financial Officer for 2009, taking into consideration their 2007 and 2008 compensation packages and the compensation survey prepared by Equilar in the fall of 2007. The compensation committee also considered Company performance, value the executives bring to the Company, market trends, economic climate, experience, leadership and employee retention and, in the case of our Chairman of the Board and Chief Executive Officer, the terms of their respective agreements with the Company. Following such review, the compensation committee adjusted the base salary of our Chairman of the Board for the increase in cost of living, as provided by his employment agreement, and renewed the respective 2008 base salaries of our Chief Executive Officer and Chief Financial Officer at the same levels for 2009.

Discretionary Bonus

The compensation committee determined the year-end discretionary bonuses that were paid to our named executive officers based on their respective performances in 2008 and other factors, including Company performance in 2008, value the executives bring to the Company, market trends, economic climate, experience, leadership and employee retention. The compensation committee determined that our Chairman of the Board would receive a year-end discretionary bonus of $40,000, consistent with prior annual bonuses paid to our Chairman of the Board. The compensation committee also determined that our Chief Executive Officer and Chief Financial Officer would each receive a year-end discretionary bonus in the range of 12% of their respective base salaries during 2008, to be more specifically determined by our Chairman of the Board. As result, our Chief Executive Officer and Chief Financial Officer received 2008 year-end discretionary bonuses of $25,000 and $50,000, respectively. In addition, our Chief Financial Officer received special bonuses of $25,000 in each of July and October of 2008 in recognition of his services to the Company. No specific financial or operational performance targets were set by the compensation committee for 2008 with respect to discretionary bonuses or other executive compensation.

Long-Term Incentive Compensation

2008 Awards. In December 2008, the compensation committee reviewed and evaluated our Chief Executive Officer’s performance during 2008. As part of this process, the committee considered a 2007 study by a nationally recognized compensation consulting firm, Equilar, with respect to executive and board of directors’ compensation as it relates to a selected industry peer group. For more information regarding the Equilar study and our peer group, see “Compensation Benchmarking” above. The compensation committee also considered the current status of the energy sector with a special focus on the Company’s peer group and the national and global economic conditions and reviewed the Chief Executive Officer’s outstanding equity awards and related exercise prices. Following a thorough review of the Equilar study, and taking into consideration the factors mentioned above, the compensation committee granted a restricted stock award of 66,667 shares of restricted common stock to our Chief Executive Officer under our Amended and Restated 2005 Stock Incentive Plan. Of this amount, 5,556 shares vested on December 17, 2008 and the remaining shares vest in 11 substantially equal quarterly installments beginning on March 18, 2009. Such award placed a larger portion of our Chief Executive Officer’s compensation at risk as well as tied it to the enhancement of stockholder value. No other executive officers received any equity awards in 2008 due to the current economic conditions.

Long-Term Incentive Policy. Although in the past, we awarded both options and restricted stock as part of our long-term incentive compensation program, our board of directors and the compensation committee believe that restricted stock awards are an essential component of our compensation strategy, and we intend to continue offering such awards in the future. Further, we anticipate that any equity awards granted to our executive officers during the remainder of 2009 will be in the form of restricted stock. The Committee may also determine to issue other forms of stock-based awards to our named executive officers or other eligible participants under our Amended and Restated 2005 Stock Incentive Plan or other equity incentive plans in effect at that time. Our current equity incentive plan is described below under the heading “Amended and Restated 2005 Stock Incentive Plan.”

In November 2008, the compensation committee reviewed and discussed the Company’s current equity compensation plan and objectives. The compensation committee considered the advisability of developing a plan for appropriate benchmarking with respect to the Company’s equity award program and the need to issue new equity awards as old awards become fully vested, so as to provide future incentives to our executive officers. Upon review, the compensation committee did not establish any objective performance targets or make any other changes to its long-term incentive policy for 2009.

Perquisites and Other Personal Benefits

Our company provides certain of our named executive officers with a limited number of perquisites or other personal benefits, primarily consisting of life insurance premiums and, in the case of our Chief Financial Officer, a company vehicle, that we believe help provide a competitive package of compensation and benefits. The value of these benefits is disclosed in the Summary Compensation Table.

Broad-Based Employee Benefits

•

401(k) Plan. We have retirement savings plan in which our named executive officers currently participate. The retirement plan is a tax qualified 401(k) plan that covers all eligible employees including the named executive officers. Under the plan, we make a safe harbor contribution equal to 3% of each eligible employee’s gross annual compensation for the prior calendar year. We also have the ability to make an additional, discretionary contribution based on each eligible employee’s gross annual compensation for the prior calendar year. Both contributions are made regardless of employee’s deferrals into the plan. In 2008, we made a safe harbor and discretionary contribution totaling 6% for eligible employees, subject to certain limitations provided by our 401(k) plan and Internal Revenue Services regulations. All contributions made by us on behalf of an employee are 100% vested when contributed. For more details regarding our 401(k) plan, see “Retirement Plans—401(k) Plan” below.

•

Our named executive officers are eligible to participate in all of our other employee benefit plans which include medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as all other employees.

Employment Agreements

In May 1999, we entered into an employment agreement with Mike Liddell, our Chairman of the Board. The agreement had an initial five-year term and automatically renews for successive one-year terms thereafter. The agreement provides for an annual base salary of $200,000, adjusted for cost of living increases. As a result of these increases, Mr. Liddell’s base salary had risen to $260,585 in 2008 and to $261,373 in 2009. Upon termination of Mr. Liddell’s employment by us without cause, Mr. Liddell is entitled to receive twelve months of his then current base salary, and all of his then unexercisable options will become exercisable. The agreement also restricts Mr. Liddell’s use or disclosure of any of our confidential information during the term of the agreement and for a period of five years thereafter.

We also entered into an oral agreement with James D. Palm, our Chief Executive Officer, with respect to his compensation and benefits, pursuant to which Mr. Palm is entitled to an annual salary of $200,000 and, at the discretion of our board of directors, an annual cash incentive bonus. For 2008, Mr. Palm’s annual salary was increased to $225,000. The compensation committee has determined that Mr. Palm’s annual salary for 2009 will remain at the 2008 level. Mr. Palm is also eligible to participate in all insurance, retirement and benefits plans available to our other employees.

Change in Control Arrangements

Our named executive officers do not currently have any change in control arrangements, except that Mr. Liddell’s employment agreement provides that upon termination of Mr. Liddell’s employment by us without cause, Mr. Liddell is entitled to receive twelve months of his then current base salary, and all of his then unexercisable options will become exercisable. See “Employment Agreements” above. In addition, our Amended and Restated 2005 Stock Incentive Plan provides that in the event of significant corporate transaction involving a change in control (as defined under the plan) of our company, such as a dissolution or liquidation of us, or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off, or a sale in one or a series of related transactions, of all or substantially all of our assets or a merger, consolidation, or reverse merger in which we are not the surviving entity, then all outstanding stock awards under the Amended and Restated 2005 Stock Incentive Plan may, in the sole discretion of the plan administrator, be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company), or may be cancelled either with or without consideration for the vested portion of the awards. In the event an award would be cancelled without consideration paid to the extent vested, the award recipient may exercise the award in full or in part for a period of ten days. The plan administrator may also exercise its discretionary authority to accelerate the vesting of an award under the Amended and Restated 2005 Stock Incentive Plan in the event of a change in control.

Potential payments to our Chief Executive Officer and our other named executive officers upon termination or following a change in control event are set forth under the heading “Potential Payments upon Termination or Change-in-Control.”

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation paid to the Chief Executive Officer and the four other most highly compensated officers of a public company to $1,000,000 per year, but contains an exception for certain performance-based compensation. Our policy is to periodically review and consider whether particular compensation and incentive payments to our executives will be deductible for federal income tax purposes. We intend, to the extent feasible and when we believe it is in the best interests of our company and our stockholders, to attempt to qualify executive compensation as tax deductible where it does not adversely affect the development and execution of our compensation plans.

Accounting Implications of Executive Compensation Policy

We are required to recognize compensation expense of all stock-based awards pursuant to the principals set forth in Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.” Non-vested shares are deemed issued and outstanding from legal perspective; however, under U.S. generally accepted accounting principles, or GAAP, only vested shares are included in basic shares outstanding. Also, under GAAP, non-vested shares are included in diluted shares outstanding when the effect is dilutive.

Report of the Compensation Committee on Executive Compensation

The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the compensation committee recommended that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the compensation committee:

David L. Houston

Scott Streller

Compensation Committee Interlocks and Insider Participation

No current member of our Compensation Committee has ever been an officer or employee of ours. None of our executive officers serves, or has served during the past fiscal year, as a member of the Board of Directors or compensation committee of any other company that has one or more executive officers serving as member of our Board of Directors or Compensation Committee.

Compensation Tables

SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation of our principal executive officer, principal financial officer and our other highest paid executive officer for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
James D. Palm(3)	2008	225,000	25,000	22,389	308,677	24,550	605,616
Chief Executive Officer	2007	211,750	25,410	—	336,738	16,500	590,398
	2006	200,000	24,000	—	336,738	24,320	585,058

Mike Liddell(4)	2008	260,585	40,000	—	149,967	24,550	499,652
Chairman of the Board	2007	243,505	40,000	—	149,967	20,725	454,197
	2006	239,716	—	—	149,967	21,016	410,699

Michael G. Moore	2008	279,340	100,000	82,267	21,055	23,450	506,112
Vice President, Chief Financial Officer and Secretary(5)	2007	225,000	400,000	82,267	29,942	19,625	756,834
	2006	210,875	100,000	42,976	29,942	17,166	400,959

(1)	The amounts reported in the Stock Awards and Option Awards columns reflect the dollar amount recognized for financial reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, respectively, of awards of stock options and restricted stock to the named executive officers as indicated in such columns and were calculated in accordance with the provisions of SFAS 123(R). These amounts were calculated using certain assumptions, as set forth in Note 10 to our audited financial statements for the fiscal year ended December 31, 2008, included in our Annual Report on Form 10-K, filed with the SEC on March 16, 2009. These amounts may include amounts from awards granted in and prior to such years.
(2)

Amounts for Mr. Liddell include our 401(k) plan contributions of $17,325, $13,500 and $13,791 for 2008, 2007 and 2006, respectively, life insurance premium payments of $7,225 for each of 2008, 2007 and 2006. Amounts for Mr. Palm include our 401(k) plan contributions of $17,325, $13,500 and $13,320 for 2008, 2007 and 2006, respectively, and director compensation fees of $3,000 and

$11,000 for 2007 and 2006, respectively. The amounts for Mr. Moore for 2008 and 2007 represent our 401(k) plan contributions of $17,325 and $13,500, respectively, and $6,125 and $6,125, respectively, attributable to use of a company vehicle, and the amount for 2006 represents our matching 401(k) plan contributions.

(3)	Mr. Palm’s options vest in 36 substantially equal monthly installments beginning on the date of grant. Mr. Palm’s restricted stock award of 66,667 shares of our restricted common stock vest in 12 substantially equal quarterly installments beginning on December 17, 2008.
(4)	Mr. Liddell’s options vest in five substantially equal annual installments beginning on the first anniversary of the date of grant.
(5)	Restricted stock awards held by Mr. Moore vest in approximately 36 substantially equal monthly installments. The vesting schedule for Mr. Moore’s options is discussed under the heading “Outstanding Equity Awards at Fiscal Year-End” below.

GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning each grant of an award made to our principal executive officer, our principal financial officer and our other highest paid executive officer in fiscal 2008 under any Company plan.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold (#)	Target (#)	Maximum (#)
James D. Palm	12/05/2008	—	—	—	66,667	(1)	—	—	268,668
Chief Executive Officer

Mike Liddell	—	—	—	—	—		—	—	—
Chairman of the Board

Michael G. Moore	—	—	—	—	—		—	—	—
Vice President, Chief Financial Officer & Secretary

(1)	Mr. Palm’s restricted stock award of 66,667 shares of our restricted common stock vest in 12 substantially equal quarterly installments beginning on December 17, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information concerning equity awards outstanding for our principal executive officer, our principal financial officer and our other highest paid executive officer at December 31, 2008.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
James D. Palm	200,000	—		11.20	12/1/2015	61,107	(2)	241,373
Mike Liddell	—	182,908	(3)	3.36	1/24/2015	—		—
Michael G. Moore	6,000	4,000	(3)	3.36	1/24/2015	3,195	(4)	12,620
	20,000	—	(5)	9.07	9/9/2015	—		—

(1)	Market value of shares or units that have not vested is based on the closing price of $3.95 per share of our common stock on The NASDAQ Global Select Market on December 31, 2008, the last trading day of 2008.
(2)	Restricted stock awards vest in 12 substantially equal quarterly installments beginning on December 17, 2008.

(3)	Options vest in five substantially equal annual installments beginning on the first anniversary of the date of grant. The option expiration date reflects the tenth anniversary from the date of grant.
(4)	Restricted stock awards vest in approximately 36 substantially equal monthly installments.
(5)	Options vest in 36 substantially equal monthly installments. The option expiration date reflects the tenth anniversary from the date of grant.

OPTION EXERCISES AND STOCK VESTED

The following table provides certain information for the named executive officers on stock option exercises during 2008, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of restricted stock awards.

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James D. Palm	—	—		5,560	25,687
Mike Liddell	91,454	1,071,841	(1)	—	—
Michael G. Moore	—	—		6,668	82,635	(2)

(1)	Value realized on exercise is the difference between the closing price per share of our common stock on The NASDAQ Global Select Market on the day of exercise and the exercise price of $3.36 per share.
(2)	Value realized on vesting is based on the vesting date closing price per share of our common stock on The NASDAQ Global Select Market.

DIRECTOR COMPENSATION

The following table contains information with respect to 2008 compensation of our directors who served in such capacity during that year, except that the 2008 compensation of those directors who are also our named executive officers is disclosed in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)		Total ($)
Donald L. Dillingham(2)	20,000	27,357	—		47,357
David L. Houston	25,500	—	6,559	(3)	32,059
Scott E. Streller	24,375	26,731	—		51,106

(1)	The amounts reported in the Stock Awards and Option Awards columns reflect the dollar amount recognized for financial reporting purposes for the fiscal year ended December 31, 2008 of awards of stock options and restricted stock to the directors as indicated in such columns and were calculated in accordance with the provisions of SFAS 123(R). These amounts were calculated using certain assumptions, as set forth in Note 10 to our audited financial statements for the fiscal year ended December 31, 2008, included in our Annual Report on Form 10-K, filed with the SEC on March 16, 2009. These amounts may include amounts from awards granted in and prior to 2008.
(2)	In March 2008, we granted 6,666 shares of our restricted stock to Mr. Dillingham in connection with his appointment to our board of directors in November 2007, of which 740 shares vested on April 1, 2008 and the remaining shares will vest in 36 substantially equal monthly installments beginning on May 1, 2008.
(3)	Options vest in five substantially equal annual installments beginning on the first anniversary of the date of grant.

Retirement Plans

401(k) Plan

We maintain a retirement savings plan, or a 401(k) Plan, for the benefit of our eligible employees who have attained the age of 18. Currently, employees may elect to defer their compensation up to the statutorily prescribed limit. During the following year, we make a safe harbor contribution equal to 3% of each eligible employee’s gross annual compensation for the prior calendar year. We also have the ability to make an additional, discretionary contribution based on each eligible employee’s gross annual compensation for the prior calendar year. Both contributions are made, regardless of employee’s deferrals into the plan. In 2008, we made a safe harbor and discretionary contribution totaling 6% for eligible employees, subject to certain limitations provided by our 401(k) plan and Internal Revenue Services regulations. All contributions made by us on behalf of an employee are 100% vested when contributed. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan, and all contributions are deductible by us when made.

Amended and Restated 2005 Stock Incentive Plan

Our Amended and Restated 2005 Stock Incentive Plan was adopted to enable us, and any of our affiliates, to attract and retain the services of the types of employees, consultants and directors who will contribute to our long range success and to provide incentives which are linked directly to increases in share value which will inure to the benefit of our stockholders. The plan provides a means by which eligible recipients of awards may be given an opportunity to benefit from increases in value of our common stock through the granting of incentive stock options, nonstatutory stock options, restricted awards, performance awards and stock appreciation rights. Our board of directors, or a committee of the board of directors, serves as the plan administrator.

Eligible award recipients are employees, consultants and directors of ours and our affiliates. Incentive stock options may be granted only to our employees. Awards other than incentive stock options may be granted to employees, consultants and directors. The shares that may be issued pursuant to awards consist of our authorized but unissued common stock, and the maximum aggregate amount of such common stock which may be issued upon exercise of all awards in the plan, including incentive stock options, may not exceed 3,000,000 shares, subject to adjustment to reflect certain corporate transactions or changes in our capital structure. In December 2008, we granted 66,667 shares of our restricted common stock to our Chief Executive Officer, of which amount 5,556 shares vested on December 17, 2008 and the remaining shares vest in 11 substantially equal quarterly installments beginning on March 18, 2009. In March 2008, we granted 6,666 shares of our restricted common stock to one of our independent directors in connection with his appointment to our board of directors in November 2007, of which amount 740 shares vested on April 1, 2008 and the remaining shares vest in 36 substantially equal monthly installments beginning on May 1, 2008. We did not grant any other awards to our executive officers or directors in 2008 or to date in 2009. On April 1, 2009, 520,630 shares were issuable upon exercise of outstanding options and 190,524 shares of restricted common stock had been granted under this plan. There were 1,159,340 shares available for future grants under this plan.

In the event of significant corporate transaction involving a change in control (as defined in the plan) of our company, such as a dissolution or liquidation of us, or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off, or a sale in one or a series of related transactions, of all or substantially all of our assets or a merger, consolidation, or reverse merger in which we are not the surviving entity, then all outstanding stock awards under the Amended and Restated 2005 Stock Incentive Plan may, in the sole discretion of the plan administrator, be assumed, continued, or substituted for by any surviving or acquiring entity (or its parent company), or may be cancelled either with or without consideration for the vested portion of the awards. In the event an award would be cancelled without consideration paid to the extent vested, the award recipient may exercise the award in full or in part for a period of ten days. The plan administrator may also exercise its discretionary authority to accelerate the vesting of an award under the Amended and Restated 2005 Stock Incentive Plan in the event of a change in control.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2008, certain information with respect to all compensation plans under which equity securities are authorized for issuance.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)(2)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders(1)	738,434	$7.01	1,159,340
Equity compensation plans not approved by security holders	—	—	—

(1)	Refers to our Amended and Restated 2005 Stock Incentive Plan and our 1999 Stock Option Plan.
(2)	Includes outstanding restricted stock grants of 216,054 shares.

Employment Agreements

What are the terms of the employment agreements with our executive officers?

In May 1999, we entered into an employment agreement with Mike Liddell, our Chairman of the Board. The agreement had an initial five-year term and automatically renews for successive one-year terms thereafter. The agreement provides for an annual base salary of $200,000, adjusted for cost of living increases. As a result of these increases, Mr. Liddell’s base salary had risen to $260,585 in 2008. Upon termination of Mr. Liddell’s employment by us without cause, Mr. Liddell is entitled to receive twelve months of his then current base salary, and all of his then unexercisable options will become exercisable. The agreement also restricts Mr. Liddell’s use or disclosure of any of our confidential information during the term of the agreement and for a period of five years thereafter.

We also entered into an oral agreement with James D. Palm, our Chief Executive Officer, with respect to his compensation and benefits, pursuant to which Mr. Palm is entitled to an annual salary of $200,000 and, at the discretion of our board of directors, an annual cash incentive bonus. For 2008, Mr. Palm’s annual salary was increased to $225,000. The compensation committee has determined that Mr. Palm’s annual salary for 2009 will remain at the 2008 level. Mr. Palm is also eligible to participate in all insurance, retirement and benefits plans available to our other employees.

Change in Control Arrangements

Our named executive officers do not currently have any change in control arrangements, except that Mr. Liddell’s employment agreement provides that upon termination of Mr. Liddell’s employment by us without cause, Mr. Liddell is entitled to receive twelve months of his then current base salary, and all of his then unexercisable options will become exercisable. See “Employment Agreements” above. In addition, our Amended and Restated 2005 Stock Incentive Plan provides that in the event of significant corporate transaction involving a change in control of our company, such as a dissolution or liquidation of us, or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off, or a sale in one or a series of related transactions, of all or substantially all of our assets or a merger, consolidation, or reverse merger in which we are not the surviving entity, then all outstanding stock awards under the Amended and Restated 2005 Stock Incentive Plan may, in the sole discretion of the plan administrator, be assumed, continued, or substituted for by any surviving or acquiring entity (or its parent company), or may be cancelled either with or without consideration for the vested portion of the awards. In the event an award would be cancelled without consideration paid to the extent vested, the award recipient may exercise the award in full or in part for a period of ten days. The plan administrator may also exercise its discretionary authority to accelerate the vesting of an award under the Amended and Restated 2005 Stock Incentive Plan in the event of a change in control.

Potential payments to our Chief Executive Officer and our other named executive officers upon termination or following a change in control event are set forth under the heading “Potential Payments upon Termination or Change-in-Control” below.

Potential Payments Upon Termination or Change-in-Control

If Mr. Liddell had been terminated at December 31, 2008 without cause, he would have been entitled to $260,585 in cash severance payments. The value of his unexercisable stock options would have been $0. If Messrs. Palm and Moore had been terminated at December 31, 2008 for any reason, they would have been entitled to no cash severance payments.

Stock Ownership

Holdings of Major Stockholders

The following table sets forth certain information regarding the beneficial ownership as of April 1, 2009 of shares of our common stock by each person or entity known to us to be a beneficial owner of 5% or more of our common stock.

MAJOR STOCKHOLDERS TABLE

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Owners		Percent of Class
Charles E. Davidson	15,235,786	(2)	35.7%
411 W. Putnam Avenue Greenwich, CT 06830

Southpoint Capital Advisor, LP	4,237,621	(3)	9.9%
237 Park Avenue, Suite 900 New York, New York 10017

Luxor Capital Group, LP	3,146,462	(4)	7.4%
767 Fifth Avenue, 19th Floor New York, New York 10153

(1)	Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are exercisable as of April 1, 2009, or exercisable within 60 days of April 1, 2008, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 42,732,071 shares of common stock outstanding as of April 1, 2009, which includes 76,021 shares of restricted common stock awarded under our Amended and Restated 2005 Stock Incentive Plan. Unless otherwise indicated, all amounts exclude shares issuable upon the exercise of outstanding options that are not exercisable as of April 1, 2009, or exercisable within 60 days of April 1, 2009.
(2)	Based on the Form 4 filed with the SEC on May 30, 2007 by Charles E. Davidson and the Company’s records. Includes 14,391,829 shares of common stock held by CD Holding Company LLC and 843,957 shares of common stock held in an IRA for Mr. Davidson. Mr. Davidson is the manager and a member of CD Holding Company LLC. and the Chairman and Chief Investment Officer of Wexford Capital LLC.
(3)	Based on a Schedule 13G/A filed with the SEC on February 18, 2009 on behalf of Southpoint Capital Advisors LLC (“Southpoint CA LLC”), Southpoint GP, LLC ( “Southpoint GP LLC”), Southpoint Capital Advisors LP (“Southpoint Advisors”), Southpoint GP, LP (“Southpoint GP”), Robert W. Butts and John S. Clark II. Southpoint CA LLC, Southpoint GP LLC, Southpoint GP, Southpoint Advisors, Robert W. Butts and John S. Clark II may be deemed to be the beneficial owners of 4,237,621 shares of common stock. Southpoint CA LLC, Southpoint GP LLC, Southpoint GP, Southpoint Advisors, Robert W. Butts and John S. Clark II have the sole power to vote and dispose of the 4,237,621 shares of common stock beneficially owned. Southpoint CA LLC is the general partner of Southpoint Advisors. Southpoint GP LLC is the general partner of Southpoint GP. Southpoint GP is the general partner of Southpoint Fund LP (the “Fund”), Southpoint Qualified Fund LP (the “Qualified Fund”) and Southpoint Master Fund, LP (the “Master Fund”). Southpoint Offshore Fund, Ltd. is also a general partner of the Master Fund.
(4)

Based on a Schedule 13G/A filed with the SEC on February 17, 2009 by Luxor Capital Partners, LP (the “Onshore Fund”), LCG Select, LLC (the “Select Onshore Fund”), Luxor Spectrum, LLC (“Spectrum Onshore Fund”), Luxor Capital Partners Offshore, Ltd. (the “Offshore Fund”), LCG Select Offshore, Ltd. (the “Select Offshore Fund”), Luxor Spectrum Offshore, Ltd. (the “Spectrum Offshore Fund”), Luxor Capital Group, LP (“Luxor Capital Group”), Luxor Management, LLC (“Luxor Management”), LCG Holdings, LLC (“LCG Holdings”) and Christian Leone. Luxor Capital Group may be deemed to beneficially own the 3,002,352 shares of common stock held by Select Onshore Fund, Offshore Fund and Select Offshore Fund, and an additional 144,110 shares of common stock held in accounts that it separately manages. Luxor Management and Mr. Leone may each be deemed to be the beneficial owners of the shares of common stock beneficially owned by Luxor Capital Group. LCG Holdings may be deemed to be the beneficial owner of the 160,978 shares of common stock held by the Select Onshore Fund and the Spectrum Onshore Fund. Mr. Leone may be deemed to be the beneficial owner of the shares of common stock beneficially owned by LCG Holdings. The Select Onshore Fund, Luxor Capital Group, Luxor Management, LCG Holdings and Mr. Leone have shared voting and dispositive powers with respect to 145,847 shares of common stock held by the Select Onshore Fund. The Spectrum Onshore Fund, Luxor Capital Group, LCG Holdings, Luxor Management and Mr. Leone have shared voting and dispositive powers with respect to 15,131 shares of common stock held by the Spectrum Onshore Fund. The Offshore Fund, Luxor Capital Group, Luxor Management and Mr. Leone have shared voting and dispositive powers with respect to 2,140,221 shares of common stock held by the Offshore Fund. The Select Offshore Fund, Luxor Capital Group, Luxor

Management and Mr. Leone have shared voting and dispositive powers with respect to 685,572 shares of common stock held by the Select Offshore Fund. The Spectrum Offshore Fund, Luxor Capital Group, Luxor Management and Mr. Leone have shared voting and dispositive powers with respect to 15,581 shares of common stock held by the Spectrum Offshore Fund. Luxor Capital Group, Luxor Management and Mr. Leone have shared voting and dispositive powers with respect to 144,110 shares of common stock beneficially owned by Luxor Capital Group through the separate accounts it manages. Luxor Capital Group acts as the investment manager of the Onshore Fund, the Select Onshore Fund, the Spectrum Onshore Fund, the Offshore Fund, the Select Offshore Fund and the Spectrum Offshore Fund, among other accounts. Luxor Management is the general partner of Luxor Capital Group. Mr. Leone is the managing member of Luxor Management. LCG Holdings is the general partner of the Onshore Fund and the managing member of the Select Onshore Fund and the Spectrum Onshore Fund. Mr. Leone is the managing member of LCG Holdings.

Holdings of Officers and Directors

The following table sets forth certain information regarding the beneficial ownership as of April 1, 2009 of shares of our common stock by each of our directors, by each named executive officer and by all directors and executive officers as a group:

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Mike Liddell(2)	852,167	2.0%
Donald L. Dillingham(3)	6,666	*
David L. Houston(4)	36,000	*
Scott E. Streller(5)	6,666	*
James D. Palm(6)	276,667	*
Michael G. Moore(7)	29,682	*
Directors and Executive Officers as a Group (6 persons)	1,207,848	2.8%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are exercisable as of April 1, 2009, or exercisable within 60 days of April 1, 2009, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 42,732,071 shares of common stock outstanding as April 1, 2009, which includes 76,021 shares of restricted common stock awarded under our Amended and Restated 2005 Stock Incentive Plan. Unless otherwise indicated, all amounts exclude shares issuable upon the exercise of outstanding options that are not exercisable as of April 1, 2009, or exercisable within 60 days of April 1, 2009.
(2)	Includes (i) 741,632 shares of our common stock held by Mr. Liddell directly, (ii) 19,081 shares of our common stock held by Liddell Investments LLC, an entity controlled by Mr. Liddell, of which shares Mr. Liddell may be deemed to be the beneficial owner, and (iii) options to purchase 91,454 shares of our common stock, all of which are fully vested and exercisable. Excludes options to purchase 91,454 shares of our common stock, none of which are exercisable within 60 days of April 1, 2009.
(3)	Represents the number of shares of restricted common stock granted under the Amended and Restated 2005 Stock Incentive Plan, of which amount (i) 740 shares vested on April 1, 2008 and (ii) the remaining shares vest in 36 equal monthly installments beginning on May 1, 2008.
(4)	Includes options to purchase 36,000 shares of our common stock, all of which are exercisable within 60 days of April 1, 2009. Excludes options to purchase 4,000 shares of our common stock, none of which are exercisable within 60 days of April 1, 2009.
(5)	Includes 6,666 shares of our restricted common stock, granted on August 17, 2006 under our Amended and Restated 2005 Stock Incentive Plan, which shares vest in 36 substantially equal monthly installments beginning on the date of grant.
(6)	Includes (i) 10,000 shares of our common stock held by Mr. Palm directly, (ii) options to purchase 200,000 shares of our common stock, all of which are exercisable within 60 days of April 1, 2009 and (ii) 66,667 shares of our restricted stock, granted on December 5, 2008 under our Amended and Restated 2005 Stock Incentive Plan which vest in 12 substantially equal quarterly installments beginning on December 17, 2008.
(7)	Includes (i) 1,682 shares of our common stock held by Mr. Moore directly and (ii) options to purchase 28,000 shares of our common stock, all of which are exercisable within 60 days of April 1, 2009. Excludes options to purchase 2,000 shares of our common stock, none of which are exercisable within 60 days of April 1, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations of our officers and directors, all Section 16(a) reports for the year ended December 31, 2008 applicable to our officers and directors and such other persons were filed on a timely basis.

Certain Relationships and Related Transactions

Administrative Services Agreements

We are or have been a party to administrative service agreements with Caliber Development Company, LLC, which we refer to as Caliber, Great White Energy Services LLC, which we refer to as Great White, Diamondback Energy Services LLC, which we refer to as Diamondback, and Stampede Investments LLC, which we refer to as Stampede Investments, which agreements were entered into effective as of February 9, 2005, July 22, 2006, September 26, 2006 and November 1, 2007, respectively. Under these agreements, our services include accounting, human resources, legal and technical support. The services provided and the fees for such services can be amended by mutual agreement of the parties. Each of these administrative service agreements has a three-year term, and upon expiration of that term the agreements will continue on a month-to-month basis until cancelled by either party with at least 30 days prior written notice. Each administrative service agreement is terminable (1) by the counterparty at any time with at least 30 days prior written notice to us and (2) by either party if the other party is in material breach and such breach has not been cured within 30 days of receipt of written notice of such breach. Each of Caliber, Great White, Diamondback and Stampede Investments reimbursed us for our dedicated employee time and related general and administrative costs based on the proportionate amount of time our employees spent performing services for such entity. We were reimbursed approximately $60,000, $83,000, $10,000 and $0 by Caliber, Great White, Diamondback and Stampede Investments, respectively, for services provided under these agreements during the year ended December 31, 2008. Our administrative services agreements with Caliber and Diamondback were each terminated effective December 10, 2008. Each of Caliber, Great White and Stampede Investments is, and Diamondback was, controlled by Wexford Capital LLC. Charles Davidson, who beneficially owned approximately 36% of our outstanding common stock as of April 1, 2009, is the Chairman and Chief Investment Officer of Wexford Capital LLC. Our Chairman of the Board, Mike Liddell, served as the Chairman of the Board of Diamondback Energy Services, Inc., a subsidiary of Diamondback until December 2008. As of December 2008, Diamondback is no longer controlled by Wexford Capital LLC and is no longer an affiliate of ours.

We are also a party to administrative service agreements with Stampede Farms LLC, which we refer to as Stampede Farms, Grizzly Oil Sands ULC, which we refer to as Grizzly, and Everest Operations Management LLC, which we refer to as Everest, which agreements were each entered into effective March 1, 2008. Under these agreements, our services include professional and technical support. Under our agreements with Stampede Farms and Everest, we also provided office space during 2008. The services provided under these agreements and the fees for such services can be amended by mutual agreement of the parties. Each of these administrative service agreements has a two-year term, and upon expiration of that term such agreement will continue on a month-to-month basis until cancelled by either party to such agreement with at least 60 days prior written notice. Each administrative service agreement is terminable (1) by the counterparty at any time with at least 30 days prior written notice to us and (2) by either party if the other party is in material breach and such breach has not been cured within 30 days of receipt of written notice of such breach. We were reimbursed approximately $159,000, $368,000 and $154,000 by Stampede Farms, Grizzly and Everest, respectively, for services provided under these agreements during the year ended December 31, 2008. We were also reimbursed approximately $20,000 and 26,000 by Stampede Farms and Everest, respectively, for office space under these agreements for the year ended December 31, 2008. Each of Stampede Farms, Grizzly and Everest is controlled by Wexford Capital LLC.

Effective July 1, 2008, we entered into an acquisition team agreement with Everest to identify and evaluate potential oil and gas properties in which we and Everest or its affiliates may wish to invest. Pursuant to this agreement, Gulfport and Everest each agreed to form an acquisition team. Upon a successful closing of an acquisition or divestiture, the party whose acquisition team identified the acquisition or divestiture is entitled to receive a fee from the other party and its affiliates, if applicable, participating in such closing. The fee is equal to 1% of the party’s proportionate share of the acquisition or divestiture consideration. The agreement has a one year term unless earlier terminated by either party upon 30 days notice.

We provide professional support, office space, furniture, telecommunications and computer and other information technology support to Windsor Energy Resources LLC, or Windsor, and Everest. Both Windsor and Everest have agreed to reimburse us for such services based on the number of employees we office and nature of services provided by us to each respective company, which can vary from time to time. We were reimbursed an aggregate of approximately $469,000 for the above services provided to Windsor and Everest for the year ended December 31, 2008. Both Windsor and Everest are controlled by Wexford Capital LLC.

From time to time, various members of our scientific staff provide services relating to evaluation of potential investments to Wexford Capital LLC and geological evaluations, seismic review and similar services to Tatex Thailand II, LLC, or Tatex II, and Tatex Thailand III LLC, or Tatex III. Wexford Capital LLC, Tatex II and Tatex III, respectively, have agreed to reimburse us based on the amount, scope and nature of services provided by our staff to such entities. Tatex II and Tatex III are controlled by Wexford Capital LLC.

We provide certain general and administrative services to Floran Technologies LLC, or Floran. We are reimbursed for our dedicated employee time and related general and administrative costs based on the proportionate amount of time our employees spent performing such services. For the year ended December 31, 2008, we were reimbursed approximately $46,000 by Floran and were owed an additional $16,000 for such services at that date.

Services Provided to Us by Our Affiliates

We contract with Athena Construction, L.L.C., which we refer to as Athena, to provide barge services in our West Cote Blanche Bay, or WCBB, and Hackberry fields located along the Louisiana Gulf Coast. For the year ended December 31, 2008, we paid Athena $3,888,000 and owed an additional $759,000 for such services at that date. Athena is controlled by Wexford Capital LLC.

Windsor Energy Group operates our Permian Basin wells in West Texas. For the year ended December 31, 2008, we paid Windsor Energy Group $39,137,000 and owed an additional $3,724,000 for such services at that date. Windsor Energy Group is controlled by Wexford Capital LLC.

Packers & Service Tools, Inc., which we refer to as Packers, performs services for us at our WCBB and Hackberry fields. For the year ended December 31, 2008, we paid Packers $1,966,000 owed an additional $465,000 related to these services at that date. Packers was controlled by Wexford Capital LLC until November 18, 2008. On that date, Packers ceased to be an affiliate of ours.

Diamondback Completions LLC, which we refer to as Completions, performs services for us at our WCBB and Hackberry fields. For the year ended December 31, 2008, we paid Completions $444,000 and owed an additional $24,000 related to these services at that date. Completions were controlled by Wexford Capital LLC until November 18, 2008. On that date, Completions ceased to be an affiliate of ours.

Great White Towing LLC, which we refer to as Towing, performs services for us at our WCBB field. For the year ended December 31, 2008, we paid Towing $269,000 and owed an additional $222,000 related to these services at that date. Towing is an entity controlled by Wexford Capital LLC.

Effective March 1, 2008, Windsor provides tax planning, preparation of supporting tax schedules and consultation services to us, based on agreed upon fee structure. The scope of such services can be modified upon mutual agreement of the parties. Windsor is controlled by Wexford Capital LLC.

Caliber provides building maintenance services for our headquarters in Oklahoma City, Oklahoma. For the year ended December 31, 2008, we paid Caliber $20,000 and owed an additional $2,000 at that date. Caliber is an entity controlled by Wexford Capital LLC.

Our Investments in Affiliates and Related Agreements

During 2005, we purchased a 23.5% ownership interest in Tatex II at a cost of $2,400,000. The remaining interests in Tatex II are owned by other entities controlled by Wexford Capital LLC. Tatex II, a privately-owned entity, holds 85,122 of the 1,000,000 outstanding shares of APICO, LLC, or APICO, an international oil and gas exploration company. APICO has a reserve base located in Southeast Asia through its ownership of concessions covering three million acres which includes the Phu Horm Field. During 2008, we paid $50,000 and received $912,000 in distributions in respect of our investment in Tatex II.

During the first quarter of 2008, we purchased a 5% ownership interest in Tatex III at a cost of $850,000. Approximately 68.7% of the remaining interests in Tatex III are owned by other entities and individuals affiliated with Wexford Capital LLC. During 2008, we paid $35,000 in cash calls in respect of our investment in Tatex III.

During 2005, we purchased a 20% ownership interest in Windsor Bakken, LLC, or Bakken, with the remaining interests in Bakken owned by other entities controlled by Wexford Capital LLC. In 2006, Bakken acquired leases on undeveloped acreage in the Williston Basin areas of western North Dakota and eastern Montana, which we refer to as the contract area. Effective January 1, 2008, we acquired a direct, undivided 20% interest in Bakken’s assets in redemption of our 20% interest in Bakken.

Effective January 1, 2008, we entered into an area of mutual interest agreement with Bakken and Windsor Dakota LLC, or Windsor Dakota, to jointly acquire oil and gas leases on certain lands located in North Dakota and Montana for the purpose of exploring, exploiting and producing oil and gas from the Bakken Shale. The agreement provides that each party must offer the other party the right to participate in such acquisition in proportion to its participating interest, which is 20% for us and 80% for Bakken and Windsor Dakota, collectively. The parties also agreed, subject to certain exceptions, to share third-party costs and expenses in proportion to their respective participating interests and pay certain other fees as provided in the agreement. In connection with this agreement, we, Bakken, Windsor Dakota and Windsor Energy Group, L.L.C., as the operator, also entered into an exploration agreement, effective as of January 1, 2008, pursuant to which we, Bakken and Windsor Dakota agreed to jointly evaluate, explore, exploit and develop the contract area, and Windsor Energy Group, L.L.C. agreed to act as the operator under the terms of a joint operating agreement. In the event Gulfport has greater than a 50% interest in a prospect, as defined in the exploration agreement, the parties agreed to support Gulfport as the operator. The parties agreed to pay Windsor Energy Group, L.L.C. for its services as the operator with respect to the contract area as provided in the joint operating agreement.

During the third quarter of 2006, we purchased, through our wholly owned subsidiary Grizzly Holdings, Inc., a 24.9999% interest in Grizzly, a Canadian unlimited liability company, for approximately $8,200,000. The remaining interests in Grizzly are owned by other entities controlled by Wexford Capital LLC. During 2006, Grizzly acquired leases in the Athabasca region located in the Alberta Province near Fort McMurray near other oil sands development projects. Grizzly has commenced drilling of core holes for feasability of oil production in five separate lease blocks but has not commenced development of operations. As of December 31, 2008, our net investment in Grizzly was $21,881,000.

We, through our wholly owned subsidiary Grizzly Holdings Inc., entered into a loan agreement with Grizzly effective January 1, 2008, under which Grizzly may borrow funds from us. Borrowed funds bear interest at

LIBOR plus 4%. Interest is paid on a paid-in-kind basis by increasing the outstanding balance of the loan. The loan matures on December 31, 2012. We loaned Grizzly approximately $10,519,000 during the year ended December 31, 2008. The Company recognized interest income of approximately $410,000 for the year ended December 31, 2008 under this loan agreement. The note balance was decreased by approximately $1,776,000 as a result of a currency translation loss for the year ended December 31, 2008.

Option and Purchase Agreement and Related Agreements

On November 30, 2007, we entered into an option agreement with Windsor Permian LLC, an entity controlled by Wexford Capital LLC, which we refer to as Windsor Permian. Under the option agreement, we were granted the right to participate on a 50/50 basis with Windsor Permian in the acquisition of certain strategic assets in Upton County, Texas in the Permian Basin. On December 12, 2007, we exercised the option and on December 18, 2007, the purchase agreement was amended to, among other things, add Gulfport as a buyer under the purchase agreement. On December 20, 2007, the acquisition was closed, effective as of November 1, 2007. We and Windsor Permian also agreed to share equally all third-party costs and expenses incurred by each of us in connection with the transaction.

In addition, effective as of November 1, 2007, we and Windsor Permian entered into an area of mutual interest agreement to jointly acquire oil and gas leases in the Permian Basin. The agreement provides that each party must offer the other party the right to participate in 50% of each such acquisition. The parties also agreed, subject to certain exceptions, to share third-party costs and expenses in proportion to their respective participating interests and pay certain other fees as provided in the agreement. On March 20, 2008, in connection with this agreement, we received a six-month option to acquire a direct, undivided interest of up to 25% in Windsor Permian’s oil and gas interests acquired on February 29, 2008 in Midland County, Texas. The option price is the sum of (i) the option percentage of the acquisition consideration paid by Windsor Permian to a third party in connection with the acquisitions of these assets, subject to certain exceptions, (ii) a fee equal to 1% of our purchase price, (iii) the option percentage of the sum of all third-party costs and expenses incurred by Windsor Permian in connection with the acquisition of these assets, subject to certain exceptions, (iv) the option percentage of all capital costs and lease operating expenses incurred subsequent to Windsor Permian’s acquisition of these assets and prior to the date of the option exercise by Gulfport, subject to certain exceptions, and (v) interest, at 8% per annum, on the amounts set forth in items (i), (iii) and (iv) calculated from the time of accrual to the closing date of the option.

In connection with the area of mutual interest agreement, we, Windsor Permian and Windsor Energy Group, L.L.C., as the operator, entered into the joint development agreement, effective as of November 1, 2007, pursuant to which we and Windsor Permian agreed to develop certain jointly held oil and gas leases in the Permian Basin, and Windsor Energy Group, L.L.C. agreed to act as the operator under the terms of the joint operating agreement, effective as of November 1, 2007. In the event either party has greater than a 50% interest in a prospect, as defined in the development agreement, the majority party may designate the operator of its choice. The parties agreed to pay Windsor Energy Group, L.L.C. for its services as the operator with respect to the contract area as provided in the joint operating agreement.

Proposal to Approve the Amendment to Our Restated Certificate of Incorporation to Increase the Total Number of Authorized Shares of Common Stock

(Item 2 on the Proxy Card)

Our restated certificate of incorporation currently provides for authorized capital stock consisting of 55,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the record date, we had 42,657,485 shares of common stock, excluding 74,586 shares of our restricted common stock granted under our Amended and Restated 2005 Stock Incentive Plan, and no shares of preferred stock outstanding. As of the record date, we had 10,979,646 shares of common stock remaining authorized for future issuance, after deducting 1,159,340 shares remaining available for future issuance under our Amended and Restated 2005 Stock Incentive Plan and our 1999 Stock Option Plan and 203,529 shares issuable upon exercise of outstanding warrants to purchase our common stock.

Our stockholders are being asked to approve an amendment to our restated certificate of incorporation to increase the total number of shares of common stock that we are authorized to issue from 55,000,000 shares to 100,000,000 shares. The additional shares of common stock for which authorization is sought would be part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently outstanding. Such additional shares would not (and the shares of common stock presently outstanding do not) entitle the holders thereof to preemptive or cumulative voting rights. The number of authorized shares of our preferred stock will not be affected by this amendment to our restated certificate of incorporation and will be maintained at 5,000,000 shares.

Our board of directors has determined that it is necessary and advisable and in the best interest of the Company’s stockholders for the Company to amend its restated certificate of incorporation to increase the total number of authorized shares of the Company’s common stock from 55,000,000 to 100,000,000 shares. Accordingly, on April 20, 2009, our board of directors approved this amendment to our restated certificate of incorporation in substantially the form attached hereto as Appendix A, subject to stockholder approval, and directed that this amendment be submitted to a vote of our stockholders.

Our board of directors believes that the number of shares of common stock presently available for future issuance under our restated certificate of incorporation is insufficient to provide us with flexibility in issuing shares for future corporate purposes and has therefore proposed to increase the number of authorized shares to ensure that we have such flexibility, without further stockholder approval, except as may be required by any federal or state law, regulation or stock exchange rules. We may issue shares in the future in connection with, among other things, public or private stock offerings, acquisitions, equity incentives for employees, strategic investments, partnerships and similar transactions and payments of stock dividends, stock splits or other recapitalizations, or for any other corporate purposes. We do not have any current plans, intentions, commitments, arrangements, understanding or agreements, either oral or written, with respect to issuances of the additional authorized shares.

In addition to these corporate purposes, an increase in the number of authorized shares of our common stock could be used to make it more difficult to, or discourage an attempt to, obtain control of our company by means of a takeover bid that our board of directors determines is not in our best interests or the best interests of our stockholders. However, our board of directors does not intend or view the proposed increase in authorized common stock as an anti-takeover measure and is not proposing the increase in response to any attempt or plan to obtain control of the Company.

The additional shares of common stock being authorized by this charter amendment may be issued at times and under circumstances as to have a dilutive effect on earnings per share or the percentage ownership interest of the present holders of our common stock, none of whom have preemptive rights under our restated certificate of incorporation to subscribe for additional securities that we may issue.

Approval of the proposed amendment to our restated certificate of incorporation requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote thereon. The proposed amendment to our restated certificate of incorporation will become effective on the date such amendment is filed with the Secretary of State of the State of Delaware. It is anticipated that the appropriate filing to effect the share increase will be made as soon as practicable following approval of this proposal.

Unless required by law or by the rules or regulations of Nasdaq or any other stock exchange on which our common stock may in the future be listed, no further vote by the stockholders will be sought with respect to any issuance of shares of our common stock. Under existing Nasdaq rules and regulations, subject to certain exceptions, stockholder approval would nevertheless be required where, due to the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, other than a public offering for cash: (i) the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares or common stock outstanding before the issuance of the stock or securities. Under the existing Nasdaq rules and regulations, stockholder approval would also be required, subject to certain exceptions, in connection with a transaction other than a public offering involving: (i) the sale, issuance or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which together with sales by officers, directors or substantial shareholders of the company equals 20% or more of common stock or 20% or more of the voting power outstanding before the issuance; or (ii) the sale, issuance or potential issuance by the company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE ADOPTION OF PROPOSAL TWO TO APPROVE THE AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 55,000,000 SHARES TO 100,000,000 SHARES.

Proposal to Ratify the Appointment of Our Independent Auditors

(Item 3 on the Proxy Card)

What am I voting on?

You are voting on a proposal to ratify the appointment of Grant Thornton LLP as our independent auditors for fiscal year 2009. The Audit Committee has appointed Grant Thornton to serve as independent auditors.

What services do the independent auditors provide?

Audit services of Grant Thornton for fiscal 2008 included an audit of our consolidated financial statements and services related to periodic filings made with the SEC. Additionally, Grant Thornton provided certain services related to the consolidated quarterly reports and annual and other periodic reports and other services as described below.

How much were the independent auditors paid in 2007 and 2008?

Grant Thornton’s fees for professional services totaled $463,746 for 2007 and $347,802 for 2008. Grant Thornton’s fees for professional services included the following:

•

Audit Fees – aggregate fees for audit services, which relate to the fiscal year consolidated audit, quarterly reviews, registration statements, comfort letters, statutory and regulatory audits and accounting consultations were $451,980 in 2007 and $301,182 in 2008.

•

Audit-Related Fees – aggregate fees for audit-related services, consisting of audits in connection with proposed or consummated dispositions, benefit plan audits, other subsidiary audits, special reports, and accounting consultations, were $11,766 in 2007 and $46,620 in 2008.

•	Tax and All Other Fees – there were no tax or other fees for products or services provided by Grant Thornton in addition to the services described above in 2007 or 2008.

Does the Audit Committee approve the services provided by Grant Thornton?

It is our audit committee’s policy to pre-approve all audit, audit related and permissible non-audit services rendered to us by our independent auditor. Consistent with such policy, all of the fees listed above that we incurred for services rendered by Grant Thornton LLP in fiscal 2007 and 2008 were pre-approved by our audit committee. No non-audit services were provided to us by Grant Thornton in 2007 or 2008.

Will a representative of Grant Thornton LLP be present at the meeting?

Yes, one or more representatives of Grant Thornton will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.

What vote is required to approve this proposal?

Stockholder ratification of the appointment of our independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. If the appointment of Grant Thornton is not ratified, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such change would be in best interests of the Company and its stockholders.

Has Grant Thornton LLP always served as Gulfport’s independent auditors?

Grant Thornton has served as our independent auditors since 2005.

What does the board of directors recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR 2009.

Solicitation by Board; Expenses of Solicitation

Our board of directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy material used in the solicitation of proxies.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, including the nomination of directors, at the 2009 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must be received no later than January 7, 2010.

Stockholders who wish to propose a matter for action at the 2009 Annual Meeting, including the nomination of directors, but who do not wish to have the proposal or nomination included in the proxy statement, must notify the Company in writing of the information required by the provisions of our by-laws dealing with stockholder proposals. The notice must be delivered to our Corporate Secretary between February 9, 2010 and March 11, 2010. You can obtain a copy of our by-laws by writing the Corporate Secretary at the address below, or via the Internet at www.gulfportenergy.com under our “Corporate Governance” caption.

All written proposals should be directed to Michael G. Moore, Corporate Secretary, Gulfport Energy Corporation, 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134.

The board of directors is responsible for selecting and recommending director candidates and will consider nominees recommended by stockholders. If you wish to have the board of directors consider a nominee for director, you must send a written notice to our Corporate Secretary at the address provided above and include the information required by our by-laws and discussed on page 10 of this proxy statement.

Availability of Form 10-K and Annual Report to Stockholders

SEC rules require us to provide an Annual Report to stockholders who receive this proxy statement. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to Director of Investor Relations, Gulfport Energy Corporation, 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134 or via the Internet at www.gulfportenergy.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces our mailing and printing expenses.

If you would like to receive your own set of the annual report and proxy statement this year or in future years, follow the instructions described below. Similarly, if you share an address with another Gulfport stockholder and together both of you would like to receive in the future only a single annual report and proxy statement, follow these instructions:

•

If your shares of our common stock are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling their toll-free number : (            )             or by mail: Computershare Trust Company, N.A., 350 Indiana Street, Suite 800, Golden, Colorado 80401.

•	If a broker or other nominee holds your shares, please contact your broker or nominee.

Other Matters

The board of directors does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

Appendix A

Form of Certificate of Amendment No. 1 of

the Restated Certificate of Incorporation of

Gulfport Energy Corporation

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Gulfport Energy Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is Gulfport Energy Corporation.

2.	Article IV of the Corporation’s Restated Certificate of Incorporation is hereby amended by striking the introductory sentence of Article IV and the first sentence of paragraph (a) of Article IV in their entirety and replacing them with the following:

“The Corporation is hereby authorized to issue a total of one hundred five million (105,000,000) shares of capital stock which shall be subdivided into classes as follows:

(a) One hundred million (100,000,000) shares of the Corporation’s capital stock shall be denominated as Common Stock, have a par value of $0.01 per share, and have the rights, powers and preferences set forth in this paragraph.”

3.	The above-referenced amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Gulfport Energy Corporation has caused this Certificate of Amendment to be executed as of June     , 2009.

GULFPORT ENERGY CORPORATION

By:
Name:
Office:

A-1

PROXY

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

Gulfport Energy Corporation

This Proxy Is Solicited On Behalf Of The Board Of Directors

The undersigned hereby appoints Mike Liddell, James D. Palm and Michael G. Moore (together, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Gulfport Energy Corporation (the “Company”) to be held on June 10, 2009 at 10:00 a.m. Oklahoma City time and at any adjournments and postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the 2009 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSALS 2 AND FOR PROPOSAL 3. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side.)

‡ Detach here from proxy voting card. ‡

GULFPORT ENERGY CORPORATION

	FOR all nominees listed (except as withheld) ☐	WITHHOLD AUTHORITY to vote for nominees listed ☐
Proposal 1 - ELECTION OF DIRECTORS

01 Mike Liddell	☐	☐

02 Donald L. Dillingham	☐	☐

03 David L. Houston	☐	☐

04 James D. Palm	☐	☐

05 Scott E. Streller	☐	☐

Proposal 2 - Proposal to approve the amendment to the Company’s restated certificate of incorporation to increase the total number of authorized shares of the Company’s common stock from 55,000,000 shares to 100,000,000 shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal 3 - Proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐

This proxy, when properly signed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR ELECTION OF DIRECTORS UNDER PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

IMPORTANT – PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. THANK YOU FOR VOTING.

Signature	Signature, if held jointly	Dated	, 2009

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Proxy – Gulfport Energy Corporation.

You are cordially invited to attend the Annual Meeting of Stockholders

To be held on June 10, 2009, at

10:00 a.m. Oklahoma City time, at

14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134.